Exhibit 4.4

EXECUTION VERSION

COUNTERPART AGREEMENT

This COUNTERPART AGREEMENT, dated April 25, 2022 (this “Counterpart Agreement”) is delivered pursuant to that certain Credit and Guaranty Agreement, dated November 15, 2019 (as amended prior to the date hereof and as it may be further amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Grifols Worldwide Operations Limited, a private company validly incorporated and existing under the laws of Ireland (the “Foreign Borrower”), Grifols Worldwide Operations USA, Inc., a Delaware corporation (the “U.S. Borrower”), Grifols, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (the “Spanish Borrower” and the “Parent” and, together with the Foreign Borrower and the U.S. Borrower, the “Borrowers”), as a Guarantor and the Spanish Borrower, and certain Subsidiaries of the Parent, as Guarantors, the Lenders party thereto from time to time, and Bank of America, N.A., as Administrative Agent (together with its permitted successors in such capacity, the “Administrative Agent”) and as Collateral Agent (together with its permitted successors in such capacity, the “Collateral Agent”).

Section 1. Pursuant to Section 5.12 of the Credit Agreement, the undersigned hereby:

(a)agrees that this Counterpart Agreement may be attached to the Credit Agreement and that by the execution and delivery hereof, the undersigned becomes a Guarantor under the Credit Agreement and agrees to be bound by all of the terms thereof;

(b)represents and warrants that each of the representations and warranties set forth in the Credit Agreement and each other Loan Document and applicable to the undersigned is true and correct both before and after giving effect to this Counterpart Agreement, except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty is true and correct as of such earlier date;

(c)no event has occurred or is continuing as of the date hereof, or will result from the transactions contemplated hereby on the date hereof, that would constitute an Event of Default or a Default;

(d)agrees, to irrevocably, unconditionally, jointly and severally with the other Guarantors, to guaranty the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) and in accordance with Article VII of the Credit Agreement; and

(e)the undersigned hereby agrees that a counterpart signature page of this Counterpart Agreement may be attached to that certain Master Intercompany Note Number 3, dated as of November 15, 2019, by and among the Parent and certain of its subsidiaries (the “Master Intercompany Note”) and that hereinafter, the undersigned shall be deemed an “Additional Party”, “Payor” and “Payee” under, and in each case, as defined in, the Master Intercompany Note.

Section 2. The undersigned agrees from time to time, upon request of Administrative Agent, to take such additional actions and to execute and deliver such additional documents and instruments as Administrative Agent may request to effect the transactions contemplated by, and to carry out the intent of, this Counterpart Agreement. Neither this Counterpart Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Counterpart Agreement) against  whom enforcement  of such change, waiver, discharge or termination is sought. Any notice or other communication herein required or permitted to be given shall be given pursuant to Section 10.01 of the Credit Agreement, and for all purposes thereof, the notice address of the undersigned shall be the address as set forth on the signature page hereof. In case any provision in or obligation under this Counterpart Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 3. Guaranty limitations for German AG Guarantors

(a)In this Section 3:

"AG Guarantor" means a Guarantor incorporated in Germany in the legal form of a stock corporation (Aktiengesellschaft).

"Guaranty" means any guaranty and/or indemnity under Article VII of the Credit Agreement, this Counterpart Agreement, any other Loan Document or the Master Intercompany Note granted by any AG Guarantor.

(b)The Guaranty granted by any AG Guarantor or by any Guarantor that is a Subsidiary of that AG Guarantor shall not secure liabilities which are owed by direct or indirect shareholders of that AG Guarantor or Subsidiaries of such shareholders (such Subsidiaries not to include the AG Guarantor and the Subsidiaries of that AG Guarantor) if the relevant AG Guarantor:

(i)is not party to a domination agreement (Beherrschungsvertrag) as the dominated party; or

(ii)does not otherwise have a fully recoverable indemnity claim or claim for refund (vollwertiger Gegenleistungs- oder Rückgewähranspruch) against the relevant shareholder at the time the Guaranty is granted, but in each case only to the extent that the enforcement of the Guaranty would lead to a violation of section 57 or section 71a of the German Stock Corporation Act (AktG).

(c)If a domination agreement (Beherrschungsvertrag) is in  force between  the  relevant AG Guarantor and a shareholder, the Guaranty granted by such AG Guarantor or by any Subsidiary of that AG Guarantor under the Credit Agreement, this Counterpart Agreement, any other Loan Document or the Master Intercompany Note shall be enforceable except that it shall not be enforceable if and to the extent:

(i)the payment by the AG Guarantor or by a Subsidiary of that AG Guarantor in respect of those Obligations secured by the Guaranty which are owed by direct or indirect shareholders of that AG Guarantor or Subsidiaries of such shareholders (such Subsidiaries not to include the AG Guarantor and the Subsidiaries which are also Subsidiaries of that AG Guarantor) will, or must be expected to, result in an annual loss to that AG Guarantor; and

(ii)the AG Guarantor will as a result of the enforcement of the Guaranty not acquire a valuable (vollwertig) claim for loss compensation pursuant to section 302 of the German Stock Corporation Act (AktG) compensating such annual loss (an "Uncovered Loss"), unless such enforcement would neither lead to a violation of section 57 or section 71a of the German Stock Corporation Act (AktG).

(d)For the avoidance of doubt, the validity and enforcement of any Guaranty granted by an AG Guarantor or of any Subsidiary of that AG Guarantor in respect of any liabilities which are owed by that AG Guarantor or any of its Subsidiaries shall not be limited under paragraphs (b) and (c) of this Section 3.

(e)No reduction of the amount enforceable under any Guaranty in accordance with the above limitations will prejudice the rights of the Secured Parties to continue enforcing such Guaranty (subject always to the restrictions set out in this Section 3 above at the time of such enforcement) until full and irrevocable satisfaction of the amounts owing under the guaranteed and/or indemnified claims.

(f)For the avoidance of doubt, the limitations set out in this Section 3 shall no further apply from the date the AG Guarantor is no longer incorporated as a stock corporation (Aktiengesellschaft) (but limitations under other applicable limitation languages might then apply), unless such Guarantor is a Subsidiary of another AG Guarantor in which case this Section 3 shall apply in a way that the Guarantor shall be treated as a Subsidiary of that other AG Guarantor in accordance with this Section 3. In such event, the limitations set out in this Section 3 shall not apply to the Guaranty granted by that Guarantor in respect of any liabilities which are owed by that other AG Guarantor or any of its Subsidiaries.

(g)Notwithstanding anything to the contrary in this Counterpart Agreement, this Section 3 and any rights and/or obligations arising out of it shall be governed by, and construed in accordance with, German law.

This Counterpart Agreement may be executed by one or more of the parties to this Counterpart Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Counterpart Agreement by e-mail or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to this Counterpart Agreement shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record. A complete set of counterparts shall be lodged with the Parent and the Administrative Agent.

EXCEPT AS EXPRESSLY STATED OTHERWISE HEREIN, THIS COUNTERPART AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

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IN WITNESS WH EREOF, the undersigned has caused this Counterpart Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.

TIANCHENG (GERMANY) PHARMACEUTICAL
HOLDING S AG

By:	/s/ Petros Gatsios
Name:	Petros Gatsios
Title:	Authorized Signatory

Address for Notices:

Avinguda de la Generalitat, I 52-158
Pare de Negoc is Can Sant Joan
Sant Cugat del Valles
08174 Barcelona Spain
Attention: Alfredo Arroyo
Email: alfredo.arroyo@grifols.com

With a copy to:
Proskauer Rose LLP
11 Times Square
New York, New York
Attention: Carlos E. Martinez
Emai l: CMartinez@proskauer.com

[Signature Page to Counterpart Agreement]

ACKNOWLEDGED AND ACCEPTED,
as of the date above first written:

BANK OF AMERICA, N.A.,
as Administrative Agent and Collateral Agent

By:	/s/ Angela Larkin
Name:	Angela Larkin
Title:	Vice President

[Signature Page to Counterpart Agreement]